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                                                                   Exhibit 10.12

                                  March 7, 2003

Walter Killough
6 Garden Court
Mahwah, NJ  07430

Dear Walter:

     This letter will confirm our understanding of the arrangements under which your employment with J.Crew is terminated as set forth below:

          1. The parties hereby acknowledge and confirm that your employment with the Company is terminated effective as of March 14, 2003 (the "Termination Date").

          2. Subject to this Agreement becoming effective (as described in Paragraph 17 hereof), the Company will continue to pay you your base salary of $390,000 per annum for the twelve (12) month period beginning on the day immediately following the Termination Date ("Severance Period"), payable in accordance with the Company's regular payroll practices for its employees. At your election, the Company will also reimburse you for Cobra premiums paid by you during the Severance Period. The foregoing payments shall be reduced by any required tax withholdings and shall not be taken into account as compensation and no service credit shall be given after the Termination Date for purposes of determining the benefits payable under any other plan, program, agreement or arrangement of the Company. Notwithstanding anything herein to the contrary, your right to receive the foregoing payments shall terminate effective immediately upon the date that you become employed as a full-time employee with a new employer; provided that if the base salary you receive pursuant to such new employment ("New Salary") is less than $390,000 per annum, the Company will continue to pay you an incremental amount during the remaining Severance Period such that the New Salary payments you receive together with such incremental amount will equal $390,000 on an annualized basis. In addition, upon request, outplacement services will be provided in accordance with the Company's policy. You acknowledge that, except for the foregoing payments, you are not entitled to any payment by the Company in the nature of either severance or termination pay or other compensation of any kind.

          3.   As of the Termination Date, you have vested options to purchase
               (i) 31,400 shares of Common Stock ("Common Stock") of J. Crew Group, Inc. ("Parent") at $6.82 exercise price per share, (ii) 11,160 shares of Common Stock at a $10.00 exercise price per share, and (iii) 5,000 shares of Common Stock at a $10.65 exercise price per share (collectively, the "Vested Options"). You acknowledge that (i) your right to exercise the Vested Options shall expire 90 days immediately following the Termination Date (i.e. June 12, 2003) and (ii) all of your other options which have not yet vested (totaling options to purchase 27,400 shares of Common Stock) terminate effective immediately, in accordance with the

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               provisions of your stock option agreements with Parent and the J.
               Crew Group, Inc. 1997 Stock Option Plan, as amended (the "Option Plan").

          4. By signing this Agreement, you agree that in exchange for the consideration set forth herein, you hereby voluntarily, fully and unconditionally release and forever discharge the Company, Parent, their present and former parent corporation(s), subsidiaries, divisions, affiliates and otherwise related entities and their respective incumbent and former employees, directors, plan administrators, officers and agents, individually and in their official capacities (collectively, the "Releasees"), from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or claimed, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever, up to the present time, arising out of or related to your employment with the Company or the termination of such employment, including, by way of examples and without limiting the broadest application of the foregoing, any actions, causes of action, or claims under any contract or federal, state or local decisional law, statues, regulations or constitutions, any claims for notice, pay in lieu of notice, wrongful dismissal, breach of contract, defamation or other tortious conduct, discrimination on the basis of actual or perceived disability, age, sex, race or any other factor (including, without limitation, any claim pursuant to Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Act of 1993, the Equal Pay Act of 1963, the Fair Labor Standards Act, the State, City and local laws of New York, and the equal employment law or laws of the state and/or city in which you work), any claim pursuant to any other applicable employment standards or human rights legislation or for severance pay, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney's fees.

               If you have made or should hereafter make any complaint, charge, claim, allegation or demand, or commence or threaten to commence any action, complaint, charge, claim or proceeding, against any or all of the Releasees for or by reason of any cause, matter or thing whatsoever existing up to the present time, this Agreement may be raised as and shall constitute a complete bar to any such action, complaint, charge, claim, allegation or proceeding, and, subject to a favorable ruling by a tribunal of final jurisdiction, the Releasees shall recover from you, and you shall pay to the Releasees, all costs incurred by them, including their attorneys' fees, as a consequence of any such action, complaint charge, claim, allegation or proceeding; provided, however, that this shall not limit you from enforcing your rights under this Agreement and in the event any action is commenced to enforce your rights under this Agreement, each party shall bear its own legal fees and expenses; and provided further, however, that this is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission ("EEOC") in connection with any claim you believe you may have against any Releasee. However, by signing this Agreement, you agree to waive any right to recover in any proceeding you may bring before the EEOC (or any state human rights commission) or in any proceeding brought by the EEOC (or any state human rights commission) on your behalf.

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               You specifically release all claims under the Age Discrimination in Employment Act ("ADEA") relating to your employment and its termination.

          5.   You acknowledge that the payments and benefits described in
               Section 2 above that you are receiving in connection with the foregoing release is in accordance with the provisions of your letter agreement, dated March 14, 2000 ("Letter Agreement").

          6. You hereby agree and acknowledge that you shall be bound by and comply with the restrictive covenants provided in the Letter Agreement (the "Restrictive Covenants"), and that such Restrictive Covenants are hereby made part of this Agreement as if specifically restated herein and that the payments described in Section 2 above that you are receiving are subject to and contingent upon your compliance with Restrictive Covenants.

          7. You acknowledge and agree that, notwithstanding any other provision of this Agreement, if you breach any of your obligations under this Agreement or any Restrictive Covenant, (a) you will forfeit your right to receive the payments and benefits described in Section 2 above (to the extent the payments were not theretofore paid) and the Company shall be entitled to recover any payments already made to you or on your behalf, (b) the Vested Options shall expire as of the date of such breach to the extent not theretofore exercised and, if exercised as of the date of such breach, you shall immediately reimburse the Company for the profit upon exercise (such profit calculated as the difference between the (i) greater of either the Fair Market Value (as defined in the Option Plan) of a share of Common Stock on the date of exercise or the amount paid by the Company to you per share of Common Stock for the purchase of the shares acquired upon exercise, and (ii) exercise price, times the number of options exercised).

          8. You agree that, in the event that you are served with legal process or other request purporting to require you to testify, plead, respond or defend and/or produce documents at a legal proceeding, threatened proceeding, investigation or inquiry involving the Releasees, you will: (1) refuse to provide testimony or documents absent a subpoena, court order or similar process from a regulatory agency: (2) within three (3) business days or as soon thereafter as practical, provide oral notification to the Company's Executive Vice-President of Human Resources of your receipt of such process or request to testify or produce documents; and (3) provide to the Company's Executive Vice-President of Human Resources by overnight delivery service a copy of all legal papers and documents served upon you. You further agree that in the event you are served with such process, you will meet and confer with the Company's designee(s) in advance of giving such testimony or information. You also agree to cooperate fully with the Releasees in connection with any existing or future litigation against the Releasees, whether administrative, civil or criminal in nature, in which and to the extent the Releasees deem your cooperation necessary. The Company agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this Section 8.

          9. This Agreement does not constitute an admission of liability or wrongdoing of any kind by you or the Company or its affiliates.

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          10.  The terms of this Agreement shall be binding on the parties hereto and their respective successors, assigns, heirs and representatives.

          11. This Agreement, together with your stock option agreements with Parent and the Option Plan, constitute the entire understanding of the Company and you with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. A failure of the Company or you to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          12. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New York.

          13. The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

          14. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

          15. You acknowledge that, by your free and voluntary act of signing below, you agree to all of the terms of this Agreement and intend to be legally bound thereby.

          16. You acknowledge that you have received this Agreement on or before March 7, 2003. You understand that you may consider whether to agree to the terms contained herein for a period of forty-five (45) days after the date hereof. However, the operation of the provisions of Sections 2 through 4 above may be delayed until you execute this Agreement and return it to the Company and it becomes effective as provided below. You acknowledge that you have consulted with an attorney prior to your execution of this Agreement or have determined by your own free will not to consult with an attorney.

          17. This Agreement will become effective, enforceable and irrevocable seven days after the date on which it is executed by you (the "Effective Date"). During the seven-day period prior to the Effective Date, you may revoke your agreement to accept the terms hereof by indicating in writing to the Executive Vice-President of Human Resources your intention to revoke. If you exercise your right to revoke hereunder, you shall forfeit your right to receive any of the payments and other benefits provided for herein, and to the extent such payments or benefits have already been made, you agree that you will immediately reimburse the Company for the value of such payments and benefits.

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     If the foregoing correctly reflects our understanding, please sign the enclosed copy of this letter agreement, whereupon it will become a binding agreement between us.

                                        J. CREW OPERATING CORP.

                                        By: _______________________
                                            Name: David F. Kozel
                                            Title: Executive Vice-President,
                                                   Human Resources

Agreed to and accepted:


By:__________________________
   Walter Killough

Dated:     _________, 2003

Acknowledgment

STATE OF _________________)

                                ss:

COUNTY OF _______________)

On the __ day of _______, 2003, before me personally came Walter Killough who, being by me duly sworn, did depose and say that he resides at 6 Garden Court, Mahwah, New Jersey 07430, and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Agreement set forth above, that he has reviewed all of the terms of the Agreement and that he fully understands all of its provisions, including without limitation, the general release and waiver set forth therein.

__________________________
Notary Public

Date:_____________________

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